UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2012

STERLING CONSTRUCTION COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-31993	25-1655321
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

20810 Fernbush Lane Houston, Texas	77073
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 821-9091

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 142-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 23, 2012, the Board of Directors of Sterling Construction Company, Inc. (the "Company") elected Peter E. MacKenna Chief Executive Officer of the Company; increased the number of directors of the Company to ten, and elected Mr. MacKenna to fill the vacancy thereby created, all of such actions to be effective on September 1, 2012.  Mr. MacKenna is 50 years of age and has agreed to serve as Chief Executive Officer and as a director.  Patrick T. Manning will resign as Chief Executive Officer effective on Mr. MacKenna assuming that position on September 1, 2012, but will remain a director and Chairman of the Board of Directors.

Mr. MacKenna has more than 25 years of civil construction experience, including over 14 years as President and Chief Executive Officer of various operating companies for Skanska AB, a Fortune 500 public company, and one of the ten largest construction companies in the world.  Early in his career, Mr. MacKenna led the financial turnaround of Skanska’s 100-year old Underpinning and Foundation Constructors.  He subsequently led the operational integration of Skanska USA Civil Southeast (formerly Tidewater Construction Group) where he integrated separately-acquired businesses into one, cohesive organization with 1,800 employees across a 13-state region.  In these roles, Mr. MacKenna and his teams developed and implemented organic growth strategies across a wide range of Civil Construction segments, including Water/Waste Water, Heavy Highway, Transit, Marine, and Foundation Construction.

Since 2009, Mr. MacKenna has served as Executive Vice President and Chief Strategy Officer of Skanska USA Civil.  Under his oversight, this group undertook to dramatically increase revenue over a three-year period through a combination of acquisitions and organic growth.  In this role he personally oversaw the development of the acquisition strategy of Skanska USA Civil and took responsibility for all pre- and post-acquisition integration planning.

Mr. MacKenna has entered into an employment agreement with the Company that takes effect on September 1, 2012 and includes the following terms and conditions:

Agreement Term:	September 1, 2012 until his employment is terminated either by Mr. MacKenna or by the Company.

Title:	Chief Executive Officer

Annual Salary:	$600,000 subject to reviews for merit and cost of living increases starting with calendar year 2014.

Signing Bonus:	The Company will pay him $250,000 to reflect the loss of his 2012 incentive compensation at his prior employer.

Relocation:
The Company will pay or reimburse to Mr. MacKenna his reasonable costs of relocation from New York to the Houston, Texas area, including up to twelve months of temporary housing in Houston; mortgage payments on his New York residence for the balance of the twelve months if he obtains permanent housing before the expiration of the twelve-month period; and the costs and expenses of the sale of his New York residence and the purchase of a residence in the Houston, Texas area.  The Company will also guarantee the sale price of his New York residence in an amount equal to its appraised value; reimburse to him any income taxes he pays on the foregoing relocation benefits; and pay the legal fees he incurs in connection with the negotiation of his employment agreement.

Long-Term Restricted Stock Award:
On or before September 30, 2012, the Company will award Mr. MacKenna 100,000 shares of the Company's common stock subject to restrictions on sale or transfer that will lapse in five equal annual installments commencing August 31, 2013.

On January 2, 2013, provided that Mr. MacKenna is then an employee of the Company, the Company will award him an additional 100,000 shares of the Company's common stock, also subject to restrictions on sale or transfer.  These restrictions will lapse on March 31, 2018 if the Company has achieved a five percent average return on equity over the previous five years.

The outstanding restrictions under the two awards also lapse in the event of the termination of Mr. MacKenna's employment by the Company without cause; termination by reason of an uncured breach by the Company of his employment agreement; or a change in control of the Company.

Incentive Compensation:
In 2012, the Company will pay Mr. MacKenna incentive compensation of $250,000 provided that he delivers to the Board of Directors on or before November 30, 2012 written reports on certain operating and strategic matters.

For calendar year 2013 and beyond, Mr. MacKenna will be eligible to earn incentive compensation in an amount up to a target of 120% of his base salary based on the achievement of Company financial goals and personal goals established by the Compensation Committee of the Board in consultation with Mr. MacKenna.

For calendar year 2013, the Company will ensure that he earns at least 30% of his target incentive compensation.

His incentive compensation for 2013 and beyond is payable 70% in cash and 30% in the form of a three-year restricted stock award based on the average closing price of the Company's common stock during December of the year for which the incentive compensation is paid.

Benefits:
Mr. MacKenna is entitled to the same benefits as other employees of the Company, except that he may remain a participant under his former employer's health plan pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and so long as he does so, the Company will reimburse him his COBRA payments.

Termination of Employment:
Depending on the reason for the termination of his employment, Mr. MacKenna is entitled to the following payments and/or benefits:

For Death or Disability:  Payment of accrued salary through the date of termination and a portion of the incentive compensation that he would have earned in the year of termination had his employment not terminated, based on the number of days during the year of termination that he was an employee of the Company, and any outstanding restrictions on shares issued to him in payment of incentive compensation lapse.

For Cause:  Payment of accrued salary through the date of the termination and any other legally-required payments.  Cause is defined in the agreement and means what is commonly referred to as cause in employment matters.

Without Cause or for an Uncured Breach of the Employment Agreement by the Company: Payment of accrued salary through the date of termination; payment in a lump sum of an amount equal to eighteen months' salary; the incentive compensation that he would have earned in the year of termination had his employment not been terminated and had all goals on which his incentive compensation is based been achieved in full; and continued coverage under the Company's health plans for eighteen months.  In addition, any outstanding restrictions on shares of common stock awarded to him by the Company lapse.

By Reason of his Voluntary Resignation:  Accrued salary through the date of termination and any unpaid incentive compensation earned for the year prior to the year of his resignation.

Non-Competition and Non-Solicitation Obligations:
The agreement prohibits Mr. MacKenna from competing with the Company and its affiliates, or soliciting their employees for employment during his employment by the Company and thereafter for a period of twelve months or for the period, if any, with respect to which the Company is obligated to pay him his salary, whichever period is longer, subject to certain industry and geographic limits.

Indemnification:
The Company will indemnify Mr. MacKenna against claims made against him as a director, officer and/or employee of the Company and of any of the Company's affiliates to the fullest extent permitted by the Company’s charter and by-laws, and will maintain for him the same insurance coverage for those indemnification obligations as it maintains for the Company's directors.

Change of Control:
In the event of the termination of Mr. MacKenna's employment without cause within a period starting ninety days prior to a change of control of the Company and ending two years thereafter, he is entitled to a payment of $1.8 million and to the acceleration of the lapse of any outstanding restrictions on shares of the Company's common stock awarded to him by the Company.

In the event that the foregoing change of control or other severance payments (including the acceleration of the lapse of restrictions) have a value that under current tax laws result in the imposition on him of an excise tax, the payments will be reduced to an amount that does not result in the imposition of such tax, unless it is determined that he would receive a greater amount on a net after tax basis if no such reduction were made.

Item 8.01	Other Events

On August 27, 2012, the Company issued a press release announcing Mr. MacKenna's election as Chief Executive Officer and a director of the Company.  A copy of the press release is furnished herewith as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(c)           Exhibits

Exhibit Number	Description
99.1	Press release, dated August 27, 2012 (furnished herewith)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 27, 2012	Sterling Construction Company, Inc.

/s/ Roger M. Barzun
Roger M. Barzun Senior Vice President

Exhibit Index

Exhibit Number	Description
99.1	Press release, dated August 27, 2012 (furnished herewith)